Exhibit 99.2

4Q and FY 2003 Conference Call Script

FOR Thursday, February 26, 2004, 5:00 P.M.—26/FEB/04 DRAFT21

WI LINK MODERATOR

        Welcome to 24/7 Real Media's fourth quarter and 2004 results conference call. On the line today are Chairman and Chief Executive Officer David J. Moore and Senior Vice President and Chief Financial Officer Jonathan Hsu as well as General Counsel Mark Moran.

        Before we begin, the Company would like to remind you that:

        1.     During the course of this conference call, we may make forward-looking statements regarding future events and the future financial performance of the Company. We caution you that actual events and results may differ materially. We refer you to our most recent 10-K and 10-Q for a discussion of risk factors that could cause our actual results to differ materially from those discussed today. We make these statements as of February 26, 2004 and disclaim any duty to update them.

        2.     Throughout this conference call we may present both GAAP and non-GAAP financial measures. Non-GAAP financial measures, such as pro forma operating profits or losses and EBITDA, may exclude charges associated with amortization of intangible assets and deferred financing costs, stock-based compensation, restructuring costs, gain or loss on sale of non-core assets, and other expenses or income as well as depreciation and interest. A supplemental schedule to our earnings release provides a reconciliation of non-GAAP to GAAP financial measures.

        3.     All non-GAAP financial measures are provided as a complement to our GAAP results and we encourage investors to consider all measures before making an investment decision.

        4.     You may find copies of our SEC filings, our earnings release and a replay of the Web cast of this conference call at www.247realmedia.com.

        Now here is David Moore, chairman and CEO of 24/7 Real Media.

DAVE MOORE

        Thank you. Good afternoon everyone. I'm excited to welcome everyone to our fourth quarter and calendar year 2003 conference call.

        I'll begin the call by reviewing the highlights of our fourth quarter and calendar year results and review some recent events that demonstrate that our business strategy is increasingly bearing fruit. I'll then turn the call over to Jonathan Hsu, our chief financial officer, who will review our financial results in detail, and provide guidance for the year.

        24/7 Real Media achieved significant positive results in the fourth quarter, ended December 31, 2003, and the full year of 2003. We generated our second straight quarter of positive EBITDA, and we narrowed our losses in the quarter and the full year from the prior comparable periods.

        Our fourth quarter revenue of $13.2 million represented a gain of 14.5% from the fourth quarter of last year. Gross profit for the quarter climbed 5.2% to $6.1 million from $5.8 million in the same quarter of 2002.

        2003 was a year of dramatic progress, operationally and financially. Our calendar year revenue of $49.2 million represents a gain of 15.6% from 2002. Excluding businesses divested during 2002, our revenue growth rate would have been even higher. And on a GAAP basis, our net loss decreased.

        Significantly, the Company added a number of new Open AdSystem customers, including FOXNews.com, eMedicine.com, Weather.com, CourtTV.com and World Wrestling Entertainment in the US and Doctissimo.fr, Vaybee.com, I-Network, Vocento and TV2.no in Europe. The Company's Insight XE Web analytics solution, formerly known as Open Insight, signed FOXNews and NTL Home.

        We have started 2004 with several significant, industry-defining announcements. The acquisition of Real Media Korea, completed on January 8, provides 24/7 Real Media with a leadership position in the South Korean marketplace, representing the first step in our expansion throughout Asia. Earlier this month, we signed a multi-year media sales and technology agreement with Lycos under which Lycos has entered the Company's 24/7 Web Alliance. As a result, the Web Alliance is now the 4th largest media entity on the Internet with more than 66 million unique visitors monthly.

        I am pleased to announce that our acquisition of Real Media Korea, completed just seven weeks ago, has started off smoothly and successfully, and this transaction is already lending credence to our strategy of entering high growth markets globally. It appears that Real Media Korea has begun 2004 with the same strong operating performance that captured our attention when first considering this transaction. Next week, Tony Schmitz, 24/7 Real Media's CTO and President of Global Technology Solutions, will be on the ground in Seoul, Korea, continuing the collaborative efforts which will bring the full suite of our technology and search offerings into the robust Korean market. We are very excited about the tremendous opportunities in the Asia-Pacific region, and we will aggressively look to expand our presence into other strategic Asian markets, even as some of our competitors have abandoned these markets.

        The relationship with Lycos is a landmark deal within the Internet advertising industry, and Lycos is now our most important media partner, as well as one of our largest technology clients. The deal includes a five-year media representation contract, in which 24/7 Real Media is the exclusive sales and marketing force for Lycos's impressive network of sites, including Wired.com, Quote.com, Tripod.com, Angelfire.com, and WhoWhere.com.

        The media representation contract is similar to our other media representation contracts, in which we remit a portion of every dollar generated back to our partner sites. 24/7 Real Media will recognize only a portion of the media revenues generated on the Lycos properties from the date of the agreement through the end of February 2004, with full revenue recognition commencing in March 2004. There is an annual media revenue threshold that must be met; however, we are currently pacing well ahead of this threshold, and we expect the threshold to be a non-issue over the life of the contract.

        Additionally, Lycos has entered into a five-year technology contract with 24/7 Real Media that will generate significant technology revenue for the Company. Lycos will very soon begin using two key products in the Company's technology suite, Open AdStream and Insight XE. Open AdStream will serve the Internet advertisements on all Lycos sites, and our analytics tool, Insight XE, will be deployed throughout the Lycos network, providing both Lycos and 24/7 Real Media with unparalleled visibility into user demographics, psychographics, and behavior.

        While it has only been a few weeks since we announced the deal, we are seeing strong evidence that other major publishers and online advertisers are recognizing that 24/7 Real Media is a formidable force in the Internet advertising industry.

        We have demonstrated to prestigious clients the value of the integrated 24/7 Real Media approach to Internet advertising. The relationship we have forged with Lycos is strong proof that 24/7 Real Media, by integrating media and technology, is providing a valuable platform to Web publishers in which costs, operations and data are all leveraged to produce higher revenue and profits. We are encouraged by results so far this year, and we believe we have set the stage for sustained, profitable growth. We are very optimistic about the Company's prospects in 2004 and beyond.

        I'm going to turn the call over to Jonathan Hsu, our CFO, who will now present the details of our financial results.

JONATHAN HSU

        Thanks, David and welcome to all of you on the call.

        As David reported, we achieved positive EBITDA for the second consecutive quarter, as revenues continued to grow.

        As we indicated during our conference call on January 12th, total revenue for the fourth quarter, ended December 31, rose 9.5% to $13.2 million from third quarter revenue of $12.0 million, and climbed 14.5% from the $11.5 million reported in the same period in 2002.

        GAAP net loss for the fourth quarter of 2003 was $5.9 million, or $0.05 per share, compared to a net loss of $3.2 million, or $0.05 per share, for the same period a year ago.

        EBITDA was $0.2 million in the fourth quarter.

        Integrated Media Solutions revenue, which includes revenue from the 24/7 Web Alliance, 24/7 Search, and other media services, climbed 17.7% to $33.9 million in 2003 from $28.8 million in 2002.

        24/7 Web Alliance operations grew 26.1% to $6.0 million in the fourth quarter of 2003 from $4.8 million in the same quarter of 2002. For the full year, revenue increased 29.4% to $21.5 million in 2003 from $16.6 million in 2002. The Company continues to establish new relationships with blue chip advertisers, particularly in the technology, pharmaceutical, and automotive industries.

        24/7 Search, 24/7 Real Media's growing search marketing business, saw revenue rise nearly 19% to $2.7 million in the fourth quarter of 2003 from $2.3 million in the same quarter of 2002; and rise nearly 25% to $10.3 million for full-year 2003 from $8.3 million in 2002. The increase was due to the greater number of valid visitors delivered to client advertisers as a result of expanding strategic relationships with search engine distribution partners.

        Gross profit for Integrated Media Solutions expanded to 36.2% in 2003 from 32.9% in 2002, as the mix in sales shifted to higher margin products.

        Technology Solutions revenue rose 11.0% to $15.3 million in 2003 from $13.8 million in 2002, and held steady at $3.9 million in the fourth quarter of 2003 from the same quarter of 2002. Please keep in mind that starting in January 2003, the Company adopted a subscription-based accounting treatment of license revenues, which dampened the year-over-year revenue comparisons.

        Technology revenue in 2003 was generated from our award-winning Open AdStream® (OAS) ad serving and management platform, which includes OAS Local software, OAS Central service, and Open Advertiser™ (OAD) service. Additionally, technology revenues were generated from Insight XE™, our robust analytics platform.

        Revenue from our hosted products, which are services distributed by 24/7 Real Media from centrally-hosted servers, continued to grow throughout 2003. These services delivered 14.9 billion paid impressions in the fourth quarter, representing nearly double the 7.5 billion paid impressions delivered in the fourth quarter of 2002.

        I would now like to provide some guidance regarding our Lycos relationship, first quarter and full-year 2004 financial results, as well as longer-term financial metrics.

        In terms of overall size and scope of the Lycos relationship, we have previously indicated on our 8K filed in conjunction with this deal, that we believe we will generate approximately $11—$15 million of revenue over the next twelve months, beginning in March. We project that during the integration and start-up phases, which are expected to last through September 2004, the relationship will add slightly to pro forma operating profits. Over the remaining term of the agreements, starting in Q4 2004, we believe the relationship will contribute significantly to pro forma operating profits, with total annual revenue contributions matching or exceeding the revenue range put forth in the 8K.

        For the first quarter of 2004, the Company expects revenue of between $15.5 million and $16.5 million, which at the midpoint, represents an increase of approximately 35% over the first quarter 2003 revenue of $11.8 million.

        The Company now expects full year 2004 revenue in the range of $79 million to $84 million. This new, higher revenue range represents a significant increase over the $70-$75 million revenue range provided on January 12th, which itself represented a significant increase from the $59-$60 million revenue range originally indicated during our third quarter 2003 earnings conference call on November 13, 2003.

        As you can clearly see, momentum is on our side.

        The Company also expects to generate full-year pro forma operating profits during 2004. Pro-forma operating profits, as defined by the Company, equal Gross Profits less on-going Sales and Marketing, General and Administrative, and Product Development expenses, excluding depreciation.

        The Company believes that it will benefit from improved operating leverage in the intermediate-term future. Over the next two to three years, the Company expects organic revenue growth in the 20%-to-25% range, with gross margins ranging from 40%-to-45%. Gross margins will be subject to fluctuations in the mix between media and technology revenue.

        The Company anticipates pro forma operating profit margin during this period to be in the 8% to 12% range.

        Of every incremental $1.00 of media revenue generated, the Company believes that approximately $0.15 will be added to pro forma operating profit. Of every incremental $1.00 of technology revenue generated, the Company believes that approximately $0.40 will be added to pro forma operating profit.

        Finally, I would like to reiterate that 24/7 Real Media continues to see a tremendous number of accretive acquisition opportunities, stemming from our excellent market reputation, as well as our strong relationships with our investment bankers and the venture capital community.

        As one of the leaders in the Internet Advertising sector, 24/7 Real Media represents a very attractive platform for a number of smaller companies, each of whom would benefit from our global sales and marketing and product development infrastructure.

        We remain very confident that we will be able to find and close strategically and financially accretive acquisitions, deploying capital prudently, as in the case of Real Media Korea.

        I will now turn it back to David.

DAVE MOORE

        Thanks Jon.

        We will now open up the call to questions.

Q&A SESSION

AFTER Q&A SESSION

DAVE MOORE—CLOSING

        Thank you for listening this afternoon.

        As you can see, we continue to deliver results and we have good reason to be optimistic about our prospects for 2004 and the next few years. I look forward to continuing to update everyone with our progress going forward on our next earnings call and thanks for participating today.

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